EXHIBIT-4.02

                               HUMAN BIOSYSTEMS
                             STOCK OPTION AGREEMENT

                                     [FORM]

This Stock Option Agreement (the "Agreement"), by and between Human BioSystems, a California corporation (the "Company"), and _______________ ("Optionee"), is made effective as of this day of _________.

                                    RECITALS

A. Pursuant to the Human BioSystems Amended and Restated 2001 Stock Option Plan (the "Plan"), the Board of Directors of the Company (the "Board") has authorized the grant of an option to purchase common stock of the Company ("Common Stock") to Optionee, effective on the date indicated above, thereby allowing Optionee to acquire a proprietary interest in the Company in order that Optionee will have further incentive for continuing his or her employment by, and increasing his or her efforts on behalf of, the Company or an Affiliate of the Company.

B. The Company desires to issue a stock option to Optionee and Optionee desires to accept such stock option on the terms and conditions set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:


AGREEMENT

1. Option Grant. The Company hereby grants to the Optionee, as a separate incentive and not in lieu of any fees or other compensation for his or her services, an option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of ____________________ (________________) shares of authorized but unissued shares of Common Stock, at the Purchase Price set forth in paragraph 2 of this Agreement. Notwithstanding the above, the grant of this option to purchase Common Stock is subject to the approval of the Plan by the majority of the shareholders of the Company (the "Shareholders") at the next annual meeting of the shareholders.

2. Purchase Price. The Purchase Price per share (the "Option Price") shall be $___, which is not less than eighty-five percent (85%) of the fair market value per share of Common Stock on the date hereof. The Option Price shall be payable in the manner provided in paragraph 9 below.

3. Adjustment. The number and class of shares specified in paragraph 1 above, and the Option Price, are subject to appropriate adjustment in the event of certain changes in the capital structure of the Company such as stock splits, recapitalizations and other events which alter the per share value of Common Stock or the rights of holders thereof. In connection with (i) any merger, consolidation, acquisition, separation, or reorganization in which more than fifty percent (50%) of the shares of the Company outstanding immediately before such event are converted into cash or into another security, (ii) any dissolution or liquidation of the Company or any partial liquidation involving fifty percent (50%) or more of the assets of the Company, (iii) any sale of more than fifty percent (50%) of the Company's assets, or (iv) any like occurrence in which the Company is involved, the Company may, in its absolute discretion, do one or more of the following upon ten days' prior written notice to the
Optionee: (a) accelerate any vesting schedule to which this option is subject;
(b) cancel this option upon payment to the Optionee in cash, to the extent this option is then exercisable, of any amount which, in the absolute discretion of the Company, is determined to be equivalent to any excess of the market value (at the effective time of such event) of the consideration that the Optionee would have received if this option had been exercised before the effective time over the Option Price; (c) shorten the period during which this option is exercisable (provided that this option shall remain exercisable, to the extent otherwise exercisable, for at least ten (10) days after the date the notice is given); or (d) arrange that new option rights be substituted for the option rights granted under this option, or that the Company's obligations under this option be assumed, by an employer corporation other than the Company or by a parent or subsidiary of such employer corporation. The actions described in this paragraph 3 may be taken without regard to any resulting tax consequence to the Optionee.

4. Option Exercise. Commencing on the date one (1) year after the date of this Agreement the right to exercise this option will vest as to one-fourth (1/4) of the number of shares subject to this option. Thereafter, the right to exercise the remainder of this option will commence in 12 equal quarterly installments. Shares entitled to be, but not, purchased as of any accrual date may be purchased at any subsequent time, subject to paragraphs 5 and 6 below. The number of shares which may be purchased as of any such anniversary date will be rounded up to the nearest whole number. No partial exercise of the option may be for an aggregate exercise price of less than One Hundred Dollars ($100). In order to exercise any part of this option, Optionee must agree to be bound by that certain Shareholder Agreement by and among the Company's shareholders.

[OPTIONAL SECTION 4(i); EARLY EXERCISE]

(i) Early Exercise. Subject to the conditions of this Section 4, Optionee may elect during such time as Optionee is employed by the Company, to exercise such Options or part thereof, prior to such time as the Options are vested as set forth above, provided however, (a) a partial exercise shall be deemed to cover vested shares of Common Stock first and then the earliest installment of unvested shares of Common Stock; (b) any Common Stock purchased shall be subject to the repurchase right as set forth below:

(A) the Company shall have an option to repurchase ("Early Exercise Repurchase Option") any Common Stock owned by the Optionee or his or her heirs, legal representatives, successors or assigns by way of an option granted hereunder. The Early Exercise Repurchase Option must be exercised, if at all, by the Company before the expiration of ninety (90) days after the date of Optionee's termination of employment with the Company, upon notice ("Notice") to the Optionee or his or her heirs, legal representatives, successors or assigns, in conformance with paragraph 13 below. The purchase price to be paid for the shares subject to the Early Exercise Repurchase Option shall be the exercise price. The Company's Early Exercise Repurchase Option shall only apply to shares underlying options which would not have vested at the time of repurchase, had the options not been exercised by the Optionee.

Any shares issued pursuant to an exercise of an option hereunder shall contain the following legend condition in addition to any other applicable legend condition:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO REPURCHASE PROVISIONS IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

5. Termination of Option. The right to exercise this option will lapse in four (4) equal installments of the number of shares subject to this option on each of the sixth, seventh, eighth, and ninth anniversaries of the effective date of this Agreement. Notwithstanding any other provision of this Agreement, this option may not be exercised after, and will completely expire on, the close of business on the date ten (10) years after the effective date of this Agreement, unless terminated sooner pursuant to paragraph 6 below.

6. Termination of Employment. In the event of termination of Optionee's employment with the Company for any reason, this option will terminate immediately upon the date of the termination of Optionee's employment, unless terminated earlier pursuant to paragraph 5 above. However, (i) if termination is due to the death of Optionee, the Optionee's estate or a legal representative thereof, may at any time within and including three (3) months after the date of death of Optionee, exercise the option to the extent it was exercisable at the date of termination; or (ii) if termination is due to Optionee's "disability" (as determined in accordance with Section 22(e)(3) of the Internal Revenue
Code), Optionee may, at any time, within six (6) months following the date of this Agreement, exercise the option to the extent it was exercisable at the date of termination. If the Optionee or his or her legal representative fails to exercise the option within the time periods specified in this paragraph 6, the option shall expire. The Optionee or his or her legal representative may, on or before the close of business on the earlier of the date for exercise set forth in paragraph 5 or the dates specified in paragraph 4 above, exercise the option only to the extent Optionee could have exercised the option on the date of such termination of employment pursuant to paragraphs 4 and 5 above.

7. Repurchase Option of Company. Notwithstanding anything to the contrary contained in this Agreement, pursuant to Section 6.1.8 of the Plan, in the event of termination of Optionee's employment with the Company for any reason, the Company shall have an option to repurchase ("Repurchase Option") any Common Stock owned by the Optionee or his or her heirs, legal representatives, successors or assigns at the time of termination, or acquired thereafter by any of them at any time, by way of an option granted hereunder. The Repurchase Option must be exercised, if at all, by the Company within ninety (90) days after the date of termination upon notice ("Repurchase Notice") to the Optionee or his or her heirs, legal representatives, successors or assigns, in conformance with paragraph 13 below. If the shares of the Company are publicly trade over an exchange such as NASDAQ, NYSE or OTC Bulletin Board, the purchase price to be paid for the shares subject to the Repurchase Option shall be the average trading price for the shares of common stock of the Company over a thirty (30) day period prior to the delivery of the Repurchase Notice. If the shares of the Company are not publicly traded, the purchase price shall be the fair market value of the shares as determined by good faith judgment of the Board of Directors. Any shares issued pursuant to an exercise of an option hereunder shall contain the following legend condition in addition to any other applicable legend condition:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO REPURCHASE PROVISIONS IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

8. Transferability. This option will be exercisable during Optionee's lifetime only by Optionee. Except as otherwise set forth in the Plan, this option will be non-transferable.

9. Method of Exercise. Subject to paragraph 10 below, this option may be exercised by the person then entitled to do so as to any shares which may then be purchased by delivering to the Company an exercise notice in the form attached hereto as Exhibit A and:

(a) full payment of the Option Price thereof (and the amount of any tax the Company is required by law to withhold by reason of such exercise) in the form of:

(i)     cash or readily available funds; or

(ii) delivery of a secured promissory note (the "Note") in a form satisfactory to the Company;

(iii)   a written request to Net Exercise, as defined in this paragraph 9(a)
(iii). In lieu of exercising this Option via cash payment or promissory note, Optionee may elect to receive shares equal to the value of this Option (or portion thereof being canceled) by surrender of Options at the principal office of the Company together with notice of election to exercise by means of a Net Exercise in which event the Company shall issue to Optionee a number of shares of the Company computed using the following formula:

                                X =    Y (A-B)/A

where X is the number of shares of stock to be issued to Optionee; Y is the number of shares purchasable under this Option; A is the fair market value of the stock determined in accordance with Section 6.1.12 of the Plan; and B is the Option Price as adjusted to the date of such calculation.

 (b)     payment of any withholding or employment taxes, if any.

The Company will issue a certificate representing the shares so purchased within a reasonable time after its receipt of such notice of exercise, payment of the Option Price and withholding or employment taxes, and execution of any other appropriate documentation, with appropriate certificate legends.

10. Securities Laws. The issuance of shares of Common Stock upon the exercise of the option will be subject to compliance by the Company and the person exercising the option with all applicable requirements of federal and state securities and other laws relating thereto. No person may exercise the option at any time when, in the opinion of counsel to the Company, such exercise is permitted under applicable federal or state securities laws. Nothing herein will be construed to require the Company to register or qualify any securities under applicable federal or state securities laws, or take any action to secure an exemption from such registration and qualification for the issuance of any securities upon the exercise of this option.

11. No Rights as Shareholder. Neither Optionee nor any person claiming under or through Optionee will be, or have any of the rights or privileges of, a shareholder of the Company in respect of any of the shares issuable upon the exercise of the option, unless and until this option is properly and lawfully exercised.

12. No Right to Continued Employment. Nothing in this Agreement will be construed as granting Optionee any right to continued employment. EXCEPT AS THE COMPANY AND OPTIONEE WILL HAVE OTHERWISE AGREED IN WRITING, OPTIONEE'S EMPLOYMENT WILL BE TERMINABLE BY THE COMPANY, AT WILL, WITH OR WITHOUT CAUSE FOR ANY REASON OR NO REASON. Except as otherwise provided in the Plan, the Board in its sole discretion will determine whether any leave of absence or interruption in service (including an interruption during military service) will be deemed a termination of employment for the purpose of this Agreement.

13. Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Secretary, at its executive offices, or at such other address as the Company may hereafter designate in writing. Any notice to be given to Optionee will be in writing and delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to Optionee at the address set forth beneath Optionee's signature in writing. Any such notice will be deemed to have been duly given where deposited in a United States post office in compliance with the foregoing.

14. Non-Transferrable. Except as otherwise provided in the Plan or in this Agreement, the option herein granted and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this option will immediately become null and void.

15. Successor. Subject to the limitation on the transferability of the option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

16. California Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

17.     Type of Option.  The option granted in this Agreement:

        [  ]    Is intended to be an Incentive Stock Option ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

        [  ]    Is a non-qualified Option and is not intended to be an ISO.

18. Plan Provisions Incorporated by Reference. A copy of the Plan is attached hereto as Exhibit B and incorporated herein by this reference. In the case of conflict between any provision in this Agreement and any provision in the Plan or that certain Shareholder Agreement by and among the Company's shareholders, the terms of this Agreement shall prevail. In the case of conflict between any provision in the Plan and a provision in the Shareholder Agreement, the terms of the Shareholder Agreement shall prevail.

19. Term. Capitalized terms used herein, except as otherwise indicated, shall have the same meaning as those terms have under the Plan.



IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

COMPANY:       HUMAN BIOSYSTEMS
               a California corporation

 By:
               Harry Masuda, President



OPTIONEE:
           (print name)

            (signature)

            Address:

EXHIBIT A

Human biosystems amended and restated 2001 stock option plan exercise notice

1127 Harker avenue palo alto, california 94301 attention:   secretary

1. Exercise of option. Effective as of today, ____________________, the undersigned ("purchaser") hereby elects to purchase ___________(________) shares (the "shares") of the common stock of human biosystems (the "company") under and pursuant to the human biosystems amended and restated 2001 stock option plan (the "plan") and the stock option agreement dated _______________, 2001 (the "option agreement"). The purchase price for the shares shall be __________($_______), as required by the option agreement.

2. Delivery of payment. Purchaser herewith delivers to the company the full purchase price for the shares in the form of:

[  ]    Cash or readily available funds; [  ]    promissory note and security
agreement; [  ]    formal request to net exercise;

3. Representations of purchaser. Purchaser acknowledges that purchaser has received, read and understood the plan and the option agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the company or of a duly authorized transfer agent of the company) of the shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the option, notwithstanding the exercise of the option. The shares so acquired shall be issued to the optionee as soon as practicable after exercise of the option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in the plan.

5. Tax consultation. Purchaser understands that purchaser may suffer adverse tax consequences as a result of purchaser's purchase or disposition of the shares. Purchaser represents that purchaser has consulted with any tax consultants purchaser deems advisable in connection with the purchase or disposition of the shares and that purchaser is not relying on the company for any tax advice.

6. Entire agreement; governing law. The plan and option agreement are incorporated herein by reference. This agreement, the plan and the option agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the company and purchaser with respect to the subject matter hereof, and may not be modified adversely to the purchaser's interest except by means of a writing signed by the company and purchaser. This agreement is governed by the law of the state of california.

Submitted by:                             Accepted by:

PURCHASER:                                HUMAN BIOSYSTEMS

______________________________       By ______________________________
Signature

______________________________       Its ______________________________
Print Name

Address: ______________________       Date Received:____________________
______________________________